Exhibit 10.1

THIS AGREEMENT is made effective the last date entered opposite the Parties’ signatures, below (the “Effective Date”) by and among Alterra Group, LLC, a/k/a Panorama Mortgage Group, LLC,  on behalf of itself and each business entity in which it has a majority ownership interest or otherwise controls (collectively, “Alterra”), Eric Egenhoefer (“EE”) and Waterstone Mortgage Corporation and its related businesses (collectively, “Waterstone”) (all of the foregoing collectively, the “Parties”).

BACKGROUND

A.	EE was formerly employed by Waterstone and is currently employed by Alterra.

B.	EE and Waterstone are parties to a “Resignation and Release Agreement” (the “Separation Agreement”) which contains various restrictive covenants to which EE agreed.

C.
On September 21, 2018, an officer of Waterstone was induced to issue EE a letter which purported to provide EE with a limited waiver of his restrictive covenant obligations set forth in the Separation Agreement (the “Letter”).  Waterstone alleges that (i) the Letter does not constitute an enforceable contract; and (ii) subsequent to the issuance of the Letter, EE acted in a manner which exceeded the limited scope of the limited waiver which it described.

D.
Waterstone alleges that EE violated the restrictive covenants to which he was bound, even if the Letter had legal effect, and further alleges that Alterra has tortiously interfered with its contractual rights by knowingly authorizing or permitting its employee, EE, to violate the restrictive covenants to which he was bound.

E.	EE and Alterra dispute the claims made by Waterstone as set forth above.

F.
Subject to each of the Parties each entering into this Agreement, Waterstone desires to resolve its legal disputes with EE and Alterra, and EE and Alterra wish to resolve any disputes that either may have against Waterstone.

NOW, THEREFORE, the Parties agree as follows.

TERMS OF THE AGREEMENT

1.
EE and Waterstone agree that the Letter is a nullity and shall have no force or effect.  The restrictive covenants contained in the Separation Agreement remain binding and enforceable according to its terms, except as those terms are expressly modified by this Agreement.

2.
The terms of Section 12 (c) of the Separation Agreement shall be extended to be enforceable until March 15, 2020.  Notwithstanding anything contained in Section 12(c) to the contrary, the term “Covered Employee” as used in Section 12 (c) of the Separation Agreement shall be limited to individuals who are employed by Waterstone or its related entities as of the Effective Date AND either (i) at any time during the year prior to the termination of EE’s employment with Waterstone, was directly supervised by EE; or (ii) about whom, during his employment by Waterstone, EE obtained special knowledge not generally known to Waterstone’s competitors prior to the recruitment by any such Waterstone competitor.

3.
Through March 15, 2020, EE will not directly or indirectly solicit for employment any individual employed by Waterstone as of the Effective Date or at any time during the one year period after the Effective Date, as a mortgage loan originator, Vice President or Senior Vice President anywhere in Wisconsin.

4.
Within three (3) regular business days after the Effective Date, EE shall disclose in writing to Waterstone the identity of a certain Waterstone operation which, as of the Effective Date, (i) is located outside Wisconsin; (ii) generated less than Fifty Million Dollars ($50,000,000.00) in loan originations during 2018; and (iii) at which, EE has reason to believe, at least a majority of its non-administrative employees have expressed the intention of resigning at some future time in 2019 (the “Designated Branch”).  Waterstone agrees that upon the earlier of (a) one hundred twenty (120) days after the Effective Date or (ii) such date as the President of Waterstone may designate in writing to EE, EE may thereafter engage in the activities otherwise prohibited by Section 12 (c) of the Separation Agreement, as modified herein, with respect to any individual employed by Waterstone as of the Effective Date and principally assigned to the Designated Branch.

5.	Section 4 of the Separation Agreement is hereby amended to substitute “March 15, 2019” with September 15, 2019 and “June 15, 2019” with March 15, 2020.

6.
Alterra agrees that through December 31, 2019, it will not hire any greater number of employees assigned loan origination duties and regularly working at any its offices in Ozaukee, Milwaukee or Waukesha counties in Wisconsin, than were employed by Alterra at any such office on the Effective Date.

7.
Through March 15, 2020, Alterra will not directly or indirectly solicit for employment any individual employed by Waterstone as of the Effective Date or at any time during the one year period after the Effective Date, as a mortgage loan originator, Vice President or Senior Vice President in Wisconsin.

8.
Except as set forth in Section 4, above, for six (6) months following the Effective Date, Alterra will not directly or indirectly solicit for employment any individual employed by Waterstone as of the Effective Date or at any time during the one year period after the Effective Date, in any capacity in Wisconsin, unless approved otherwise in writing by the President of Waterstone.  Alterra will notify Waterstone within ten (10) days of receipt of an application for employment by any individual that Alterra is aware that at the time the application was submitted, is an employee of Waterstone.  Waterstone shall have ten (10) days from receipt of such notice from Alterra to notify Alterra that it maintains that Alterra’s hiring of any such individual would constitute a violation of Alterra’s or EE’s contractual obligations to Waterstone.

9.
Waterstone acknowledges and agrees that the restrictive covenants contained in Sections 12(a) and 12(b) of the Separation Agreement have expired pursuant to their terms and are of no further force or effect.

10.
Both EE and Alterra agree that within fourteen (14) days after the Effective Date, each shall return to Waterstone or permanently destroy any records, in any form, which contain information about Waterstone or its business which is not generally available to the competitors of Waterstone or the public.

11.
Waterstone hereby fully and forever releases and discharges EE, Alterra, and Alterra’s members, managers, officers, directors, employees and affiliates, from and against any claims, demands, damages, complaints, costs, fees, losses, attorney’s fees, suits, actions, causes of action, and liabilities of any kind or character that, as of the Effective Date, it has against any of them, whether known or unknown or accrued or unaccrued.  This release includes, without limitation, claims arising in whole or in part out of the Separation Agreement, EE’s compliance with the restrictive covenants set forth in the Separation Agreement, and claims for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event. It is the intention of the parties that this be a complete and general release of all claims Waterstone may have or could have in the future against EE and Alterra arising from events occurring before the execution of this Agreement.

12.	Any notices or deliveries required under this Agreement shall be made as follows:

IF TO EE:

Eric Egenhoefer
1152 Mary Hill Circle
Harland, WI 53029

IF TO ALTERRA:

Alterra Group, LLC
350 S. Rampart Blvd.
Las Vegas, NV 89145

IF TO WATERSTONE:

Attn.:  Legal Department
N25W23255 Paul Road
Pewaukee, WI 53072

1.
Each of the provisions of this Agreement is intended to be divisible and severable.  The unenforceability of any provision of this Agreement shall not affect the enforceability of any of its other provisions.

2.
EE and Alterra each acknowledge and agree that Waterstone will suffer irreparable harm for which damages will be an inadequate remedy in the event that either breaches any of the restrictive covenants contained in this Agreement or the Separation Agreement, whether or not modified by this Agreement.  Each further acknowledges and agrees that Waterstone shall be entitled to injunctive relief in the event of any breach of those restrictive covenants.

3.	The Separation Agreement shall not be modified except as expressly stated in this Agreement.

4.
This Agreement constitutes the complete understanding between the Parties concerning all matters addressed herein.  Except for the Separation Agreement, the Agreement supersedes all prior agreements and prior discussions between any two of the Parties.

5.
This Agreement and its interpretation shall be governed and construed in accordance with the laws of Wisconsin and shall be binding on each of them and their respective successors and assigns and inures to their benefit.  This document may be signed in counterparts, which collectively will constitute the entire original.  The Parties agree that electronic signatures and copies of signatures are as valid as original signatures.

This Agreement shall bind the undersigned, their heirs and/or successors or assigns and shall inure to the benefit of all the parties released, their heirs and/or succesors and assigns.

6.
Each of the Parties further acknowledges and agrees that the Parties released have denied liability in whole or in part, and that any concession or agreement acknowledged in this Agreement was made without admission of liability and received in discharge, compromise, settlement, and satisfaction of all claims, actions, and demands, as heretofore described.

WATERSTONE MORTGAGE CORPORATION

By: /s/ Douglas S. Gordon
Name: Douglas S. Gordon
Title: CEO, Waterstone Financial, Inc.

ALTERRA GROUP, LLC
/s/ Eric Egenhoefer Eric Egenhoefer	By: /s/ Jason Madiedo Name: Jason Madiedo Title: CEO